Exhibit 99
PRESS RELEASE

Contacts:

Martin O'Grady	James Costin
Executive Vice President, Chief Financial Officer	Group Financial Controller and Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1325
E: martin.ogrady@belmond.com	E: james.costin@belmond.com

FOR IMMEDIATE RELEASE
November 6, 2017

BELMOND LTD. REPORTS THIRD QUARTER 2017 RESULTS

▪	Revenue of $183.0 million, down $0.7 million from the prior-year quarter; down $3.8 million or 2% on a constant currency basis; up $9.6 million or 6% on a constant currency basis excluding Brazil

▪	Net earnings attributable to Belmond Ltd. of $7.8 million compared with $22.9 million for the prior-year quarter

▪	Adjusted EBITDA of $62.2 million, down $3.5 million or 5% from the prior-year quarter; down $4.5 million or 7% on a constant currency basis

▪	Adjusted EBITDA excluding Brazil up $4.6 million or 8% from the prior-year-quarter on a constant currency basis

▪	Adjusted net earnings from continuing operations of $15.5 million, compared with $23.3 million for the prior-year quarter

▪	Same store revenue per available room (“RevPAR”) down 1% from the prior-year quarter; down 3% on a constant currency basis; up 6% on a constant currency basis excluding Brazil

▪	Launches new website and brand campaign "The Art of Belmond"

HAMILTON, BERMUDA - November 6, 2017. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 47 luxury hotel, restaurant, train and river cruise properties, including one scheduled for a 2018 opening in London, which operate in 24 countries, today announced its results for the third quarter ended September 30, 2017.

Roeland Vos, president and chief executive officer, remarked: “Our underlying operational performance continued to advance through the third quarter of 2017. Notable year-over-year growth was again recorded in our European hotels, with good demand for our properties in Italy, Spain and Russia continuing from the first half of the year. We have been particularly pleased with the ongoing strength of our safaris and portfolio of trains and cruises worldwide, including Belmond Grand Hibernian, which we launched in the same period last year.

"Challenging conditions in Brazil this year, coupled with the Olympics taking place in the third quarter of last year, resulted in a significant fall in EBITDA from that country, albeit mitigated by a number of cost reduction initiatives. Economic data point to a gradual improvement in the Brazilian economy, and we expect to see a moderate improvement in results from next year. Elsewhere, we are heartened that enhanced revenue-driving initiatives coupled with healthy demand has seen EBITDA for the portfolio increase, with adjusted EBITDA excluding Brazil up 8%.

"A number of key projects were delivered in the third quarter and serve as examples of our continued progress against our strategic growth plan. Our new website went live, as scheduled, and we continued to make good progress with our CRM program. Our exciting new brand campaign 'The Art of Belmond' launched as planned, supported by global media and marketing activities to drive even greater brand awareness. We look forward to the benefit of all these initiatives as we move into next year.

"Looking ahead, as we factor in the increased headwinds we have been experiencing in Brazil we expect to come in at the low end of our previously guided range for constant currency RevPAR growth and now expect to finish the year with growth of between 0% and 2%."

Third Quarter 2017 Operating Results

Revenue for the third quarter of 2017 was $183.0 million, a $0.7 million decrease from revenue for the third quarter of 2016. In constant currency, revenue for the third quarter of 2017 decreased $3.8 million or 2% from the third quarter of 2016. The year-over-year decrease comes principally from the Company's two hotels in Brazil which have been impacted by the political and economic instability in the country coupled with a comparison period when both hotels recorded exceptionally high revenue as a result of Rio de Janeiro hosting the Summer Olympics. Excluding Brazil, revenue for the third quarter of 2017 increased $9.6 million or 6% on a constant currency basis from the third quarter of 2016.

Same store RevPAR for owned hotels for the third quarter of 2017 decreased 1% from the prior-year quarter. On a constant currency basis, same store RevPAR for owned hotels decreased 3% from the prior-year quarter as a result of a 2 percentage point decrease in occupancy offset by a 2% increase in average daily rate ("ADR").

Net earnings attributable to Belmond Ltd. for the third quarter of 2017 were $7.8 million ($0.08 per common share), which compared to net earnings attributable to Belmond Ltd. of $22.9 million ($0.23 per common share) for the third quarter of 2016.

Adjusted EBITDA for the third quarter of 2017 was $62.2 million, a $3.5 million or 5% decrease from adjusted EBITDA of $65.7 million for the third quarter of 2016. In constant currency, adjusted EBITDA for the third quarter of 2017 decreased $4.5 million or 7% from the third quarter of 2016. Excluding Brazil, adjusted EBITDA for the third quarter of 2017 on a constant currency basis increased $4.6 million or 8% from the third quarter of 2016.

Adjusted net earnings from continuing operations for the third quarter of 2017 were $15.5 million ($0.15 per common share), a $7.8 million decrease from adjusted net earnings from continuing operations of $23.3 million ($0.23 per common share) for the third quarter of 2016.

In September the islands of Anguilla and St Martin were hit by Hurricanes Irma and Jose when both Belmond La Samanna on St Martin and Belmond Cap Juluca on Anguilla were closed for the season. While there is still great uncertainty associated with St Martin and the speed of its recovery, based on our preliminary assessment, we anticipate that Belmond La Samanna will re-open in the fourth quarter of 2018. Belmond Cap Juluca is undergoing planned renovations and we also currently expect to re-open the resort in the fourth quarter of 2018.

Both properties are included in Belmond's global insurance program which provides a combined property damage and twelve month business interruption cover of $30.0 million. In addition, Belmond La Samanna has a separate property damage insurance policy of Euro 4.9 million ($5.8 million) covering the eight villas at the resort.

We have made preliminary assessments regarding the nature and extent of the damage sustained and we are preparing the insurance claim. Based on our preliminary estimate at this time, we anticipate that the property damage elements of the claim alone could absorb the available cover, which therefore would not be sufficient to cover business interruption claims of approximately $8.0 million to $10.0 million over the next 12 months. A deductible of $1.3 million has been expensed in the third quarter.

The Company also believes this situation presents an opportunity to re-examine proposed capital expenditures for Belmond Cap Juluca and Belmond La Samanna, potentially increasing the scope of the projects but also increasing the impact of the ultimate build-outs. This re-evaluation, which will continue to be updated, is subject to a number of uncertainties, such as the speed of the recovery of St Martin and Anguilla and the impact of the hurricane on fuel, transportation and labor prices over the coming year.

During the quarter, the Company agreed to sell its shares in Northern Belle Limited, which owns the Belmond Northern Belle rolling stock, for £2.5 million ($3.4 million) to a joint venture that operates other rail charter operations in the UK. This business was operating at a break-even level of EBITDA and was considered non-core to our trains and cruises segment. This sale closed on November 2, 2017 and no gain or loss is expected to be recorded upon completion.

In October 2017, the Company provided notice of termination to the owner of Belmond Orcaella in respect of its charter agreement that is to be effective by early November. This business was operating at a loss and in the nine months to September 30, 2017 had contributed an adjusted EBITDA loss of $0.8 million. The Company continues to own its Road to Mandalay vessel and to operate that cruise business in Myanmar.

Recent Company Highlights

•
Unveils new Global Brand Campaign to drive brand awareness - On October 10, 2017, ‘The Art of Belmond’ campaign launched globally with print and digital advertising supported by targeted social media and display marketing in key markets. Media events were held in core strategic cities: New York, London and Rio de Janeiro. Early results have been encouraging and the campaign will be unveiled in China later this month.

•
Launches new website bringing the brand’s new visual identity to life online - On September 23, 2017, the Company’s new cloud-hosted website went live with fully refreshed content, completing the first phase of this project. The Company launched the new brand campaign across the site in mid-October. The next phase will include an overhaul of the booking engine, which will unlock cross-selling and upselling opportunities for each of our assets. The booking engine is expected to be fully rolled out in the fourth quarter and the integration of customer profiles is also expected to complete before year end.

•
Continues to deliver projects in line with strategic reinvestment program - The full refurbishment of the Pergula restaurant at Belmond Copacabana Palace was completed in mid-October and included a renovation of the outdoor dining, bar and kitchen. The Company’s long-term commitment to this strategically significant market remains unchanged and this investment underlines the Company's confidence in the future recovery of the asset. This iconic hotel is now well positioned to capitalise once the market recovers.

•
Further strengthens development team - On September 11, 2017, in line with its strategic growth plan, the Company expanded its development team in Asia with the appointment of Sandeep Jain, Director of Development, who joins the Company with deep experience in the Asian development market from his tenure with other leading luxury hotel operators. A further key appointment in the Americas region is expected to be made in due course and will complete the resource requirement for the Company’s footprint expansion.

•
Iconic trains involved with two Hollywood Movies - On November 3, 2017, ‘Murder on the Orient Express’ was released. Belmond partnered with 20th Century Fox Productions on the film adaptation, with carriages from the Company's Venice-Simplon-Orient Express luxury train business part of the story's heritage. Additionally, the Belmond British Pullman features in Paddington Bear 2, to be released November 10, 2017.

•
Secures brand recognition at top industry Awards - On October 30, 2017, Belmond was awarded the prize for 'Excellence in Luxury Leisure' at the 21st annual Luxury Briefing Awards. In the same month, Belmond Cipriani was voted as the best hotel in Italy in the Conde Nast Traveller Awards (US), and the Inn at Perry Cabin by Belmond was recognized as the Top Resort in New York and the Mid-Atlantic.

Third Quarter 2017 Business Unit Results

Owned hotels:

Europe:
For the third quarter of 2017, revenue from owned hotels was $96.7 million, an increase of $4.4 million or 5% from $92.3 million for the third quarter of 2016. In constant currency, revenue for the region for the third quarter of 2017 increased $2.6 million or 3% from the prior year quarter primarily due to a $1.8 million or 3% revenue increase for the Company's Italian hotels and a $0.9 million or 11% increase at Belmond La Residencia, Mallorca, Spain. Revenue growth for the Company's Italian hotels was largely driven by the performances of Belmond Hotel Cipriani, Venice, Italy, which benefited from the Biennale Arts Festival that takes place every other year in Venice, and Belmond Hotel Splendido, Portofino, Italy, which saw an increase in rates year-over-year following the addition of balconies to twelve of its rooms in March 2017. Growth in revenue at Belmond La Residencia was primarily due to an increase in rates following the addition of six new suites.

In constant currency, same store RevPAR for owned hotels in the region increased 6% from the prior-year quarter as a result of an 8% increase in ADR offset by a 2 percentage point fall in occupancy.

Adjusted EBITDA for the region for the quarter of $48.7 million represented an increase of $3.1 million or 7% from $45.6 million for the third quarter of 2016. In constant currency, revenue for the region for the third quarter increased $2.8 million or 6% from the prior year quarter mainly due to a $2.6 million or 7% increase in adjusted EBITDA at the Company's Italian hotels and a $0.6 million or 14% increase in adjusted EBITDA at Belmond La Residencia, Mallorca.

North America:
Revenue from owned hotels for the third quarter of 2017 was $32.9 million, up $2.3 million or 8% from $30.6 million for the third quarter of 2016. In constant currency, revenue for the region for the third quarter of 2017 increased $2.3 million or 8% from the prior year quarter primarily due to revenue growth of $0.7 million or 4% at Belmond Charleston Place, Charleston, South Carolina, and $1.5 million from the newly acquired Belmond Cap Juluca, Anguilla. Belmond Charleston Place continued to benefit from group business and also saw an increase in demand from leisure travelers attracted to the solar eclipse in August. However, stronger year-over-year growth was hindered by cancellations after the South Carolina Governor's declaration of a state of emergency in advance of Hurricane Irma reaching the state, resulting in $1.2 million in lost revenue.

In constant currency, same store RevPAR for owned hotels in the region increased 2% from the prior-year quarter due to a 5% increase in ADR offset by a 2 percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter was $2.3 million, a decrease of $0.9 million or 28% from $3.2 million for the third quarter of 2016. In constant currency, adjusted EBITDA for the region for the third quarter of 2017 decreased $1.0 million or 31% primarily as a result of $0.7 million in losses at Belmond Cap Juluca that were anticipated in its seasonal quiet period prior to closure for renovation at the end of August 2017.

Rest of world:
Revenue from owned hotels for the third quarter of 2017 was $26.8 million, a decrease of $10.2 million or 28% from $37.0 million for the third quarter of 2016. In constant currency, revenue for the third quarter of 2017 decreased $12.0 million or 32% from the prior year quarter, principally as a result of decline in revenue of $13.5 million or 56% at the Company's two Brazilian properties. This resulted from a combination of exceptionally high revenue in the third quarter of 2016 due to the Summer Olympics held in Rio de Janeiro and the impact in the third quarter of 2017 of continued political and economic instability in the country. This was partially offset by an increase in revenue of $0.4 million or 13% at Belmond Safaris, Botswana which benefited from refurbishment in 2016 and 2017 that has been well received by the media and guests. Additionally, revenue at Belmond La Résidence d'Angkor, Siem Reap, Cambodia, contributed a $0.6 million increase in revenue following a full renovation of the property in 2016.

In constant currency, same store RevPAR for owned hotels decreased 31% from the prior-year quarter as a result of a 5 percentage point decrease in occupancy and 23% decrease in ADR.

Adjusted EBITDA for the region for the quarter of $3.5 million decreased $7.8 million or 69% from adjusted EBITDA of $11.3 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region decreased $8.5 million or 75% from the prior-year quarter largely as a result of an adjusted EBITDA decrease of $9.1 million or 104% at the Company's two Brazilian properties.

Owned trains & cruises:
Revenue for the third quarter of 2017 was $23.7 million, up $4.5 million or 23% from $19.2 million for the third quarter of 2016. In constant currency, revenue increased $4.9 million or 26% primarily as a result of the Belmond Grand Hibernian train in Ireland, which commenced its first full year of operations in April 2017 and recorded $3.2 million of revenue for the third quarter. Additionally, the Belmond Royal Scotsman train in Scotland grew revenue by $1.1 million or 39% year-over-year following high demand and the addition of a spa car and four new berths.

Adjusted EBITDA for the quarter was $5.4 million, a $2.2 million or 69% increase from adjusted EBITDA of $3.2 million for the third quarter of 2016 largely due to adjusted EBITDA growth for Belmond Royal Scotsman and Belmond Grand Hibernian of $1.0 million and $0.7 million, respectively.

Management fees:
Adjusted EBITDA from management fees for the third quarter of 2017 was $4.7 million, an increase of $0.1 million or 2% from $4.6 million for the third quarter of 2016.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the third quarter of 2017 was $6.0 million, a decrease of $0.7 million or 10% against $6.7 million for the third quarter of 2016 due to an adjusted EBITDA decrease of $0.7 million or 13% for the Company's Peruvian train joint venture, PeruRail, as a result of increases in fuel costs and other operating expenses.

Central overheads:
For the third quarter of 2017, adjusted central overheads of $7.0 million were $0.6 million or 9% higher than adjusted central overheads of $6.4 million for the prior-year quarter mainly due to increased development and other corporate headcount to support the strategic growth plan.

Depreciation and amortization:
For the third quarter of 2017, depreciation and amortization of $17.0 million was $3.9 million or 30% higher than depreciation and amortization of $13.1 million for the prior-year quarter primarily as a result of the recent completion of various capital projects and accelerated depreciation expense to write-off assets that are expected to be replaced.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the third quarter of 2017, the Company invested a total of $15.6 million in its portfolio, including $2.6 million on the full refurbishment of the Pergula Restaurant at Belmond Copacabana Palace, Rio de Janeiro, Brazil; $1.4 million at Belmond Casa de Sierra Nevada, Mexico for the renovation of 37 rooms and the Andanza restaurant; $1.3 million at Belmond Villa Sant' Andrea, Taormina Mare, Italy for the creation of three new suites and a boardroom; $1.1 million at Belmond Mount Nelson Hotel, Cape Town, South Africa largely for the refurbishment of the tea lounge, veranda and terrace; and $1.4 million for corporate projects, which included the Company's new enterprise resource planning system and website.

Balance Sheet

At September 30, 2017, the Company had total debt of $705.1 million and cash balances of $212.5 million, resulting in total net debt of $492.6 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 4.0 times, which compared to net debt of $435.1 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 3.4 times at December 31, 2016.

Outlook

The Company is providing the following RevPAR and other guidance for the fourth quarter and full year 2017:

	Fourth Quarter 2017	Full Year 2017

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	3% - 7%	0% - 2%
In U.S. dollars	10% - 14%	4% - 6%

Statement of operations guidance ($ millions)

Adjusted central overheads	$6.9 - $7.9	$28.7 - $29.7
Adjusted share-based compensation	$1.2 - $2.2	$6.3 - $7.3
Adjusted central marketing costs	$1.7 - $2.7	$4.8 - $5.8
Depreciation and amortization (2)	$14.5 - $15.5	$60.3 - $70.3
Interest expense (3)	$7.8 - $8.8	$31.1 - $32.1
Tax expense (4)	$(1.3) - $(2.3)	$19.4 - $20.4

Cash flow guidance ($ millions)

Cash interest expense (3)	$6.1 - $7.1	$27.8 - $28.8
Cash tax expense (5)	$8.5 - $9.5	$19.5 - $20.5
Scheduled loan repayments (3)	$1.1 - $2.1	$4.9 - $5.9

(1) Projected same store RevPAR growth for the fourth quarter ending December 31, 2017 and full year ending December 31, 2017 excludes the operations of Belmond Cap Juluca, Anguilla, British West Indies, which was acquired in May 2017, and Belmond La Résidence d'Angkor, Siem Reap, Cambodia, which closed for refurbishment from May to November 2016.

(2) Projected depreciation and amortization expense for the fourth quarter ending December 31, 2017 and full year ending December 31, 2017 includes forecasted accelerated depreciation related to an expected renovation at one of the Company's properties, which accelerated depreciation had not been assumed in the Company's prior depreciation and amortization guidance.

(3) Interest expense, cash interest expense and scheduled loan repayments guidance includes the impact of the Company's corporate credit facility refinancing, which closed on July 3, 2017.
(4) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.
(5) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue	183.0	183.7	443.7	435.6

Expenses:
Cost of services	72.0	72.0	184.8	186.5
Selling, general and administrative (1)	59.4	53.3	184.2	150.2
Depreciation and amortization	17.0	13.1	46.0	39.6
Impairment of property, plant and equipment	—	1.0	8.2	1.0

Total operating costs and expenses	148.4	139.4	423.2	377.3

Gain on disposal of property, plant and equipment	0.2	0.5	0.5	0.8

Earnings from operations	34.8	44.8	21.0	59.1

Gain on extinguishment of debt	—	—	—	1.2
Interest income	0.2	0.3	0.6	0.6
Interest expense	(9.0)	(7.8)	(24.5)	(23.0)
Foreign currency, net	(1.5)	1.4	(2.7)	9.2

Earnings / (losses) before income taxes and earnings from unconsolidated companies, net of tax	24.5	38.7	(5.6)	47.1

Provision for income taxes	(20.7)	(20.4)	(17.6)	(25.1)

Earnings / (losses) before earnings from unconsolidated companies, net of tax	3.8	18.3	(23.2)	22.0

Earnings from unconsolidated companies, net of tax provision of $2.0, $1.7, $4.1 and $3.9	3.9	4.6	7.8	7.7

Earnings / (losses) from continuing operations	7.7	22.9	(15.4)	29.7

Net earnings from discontinued operations, net of tax provision of $Nil, $Nil, $Nil and $Nil	—	—	0.1	0.1

Net earnings / (losses)	7.7	22.9	(15.3)	29.8

Net losses / (earnings) attributable to non-controlling interests	0.1	—	—	(0.1)

Net earnings / (losses) attributable to Belmond Ltd.	7.8	22.9	(15.3)	29.7

EPS attributable to Belmond Ltd.	0.08	0.23	(0.15)	0.29
Weighted average number of shares – millions	102.33	101.75	102.11	101.53

(1) Selling, general and administrative expenses include operating costs of businesses plus central overheads, share-based compensation and central marketing costs. Selling, general and administrative expenses also included acquisition-related costs associated with the May 26, 2017 acquisition of Cap Juluca of $0.3 million and $14.1 million for the three and nine months ended September 30, 2017, respectively. Selling, general and administrative expenses also included certain trains and cruises expenses of $1.7 million and $6.0 million respectively that were reclassified from cost of services in the three and nine months ended September 30, 2017.

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue

Owned hotels
- Europe	96.7	92.3	180.8	172.8
- North America	32.9	30.6	115.2	108.2
- Rest of world	26.8	37.0	88.6	96.6
Total owned hotels	156.4	159.9	384.6	377.6
Owned trains & cruises	23.7	19.2	50.6	47.1
Management fees	2.9	4.6	8.5	10.9

Revenue	183.0	183.7	443.7	435.6

Adjusted EBITDA

Owned hotels
- Europe	48.7	45.6	71.5	66.4
- North America	2.3	3.2	21.8	21.7
- Rest of world	3.5	11.3	15.9	24.9
Total owned hotels	54.5	60.1	109.2	113.0
Owned trains & cruises	5.4	3.2	5.3	4.0
Management fees	4.7	4.6	11.5	10.9
Share of pre-tax earnings from unconsolidated companies	6.0	6.7	11.9	12.1
	70.6	74.6	137.9	140.0

Central overheads	(7.0)	(6.4)	(21.7)	(19.4)
Share-based compensation	(1.5)	(2.1)	(5.0)	(5.9)
Central marketing costs	0.1	(0.4)	(3.2)	(3.0)

Adjusted EBITDA	62.2	65.7	108.0	111.7

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Room Nights Available
Europe	86,817	86,112	214,135	213,056
North America	66,872	62,986	198,270	192,752
Rest of world	94,392	94,944	280,818	282,008
Worldwide	248,081	244,042	693,223	687,816

Room Nights Sold
Europe	66,974	68,102	143,262	142,965
North America	43,210	42,246	134,914	132,518
Rest of world	43,767	46,985	144,944	152,872
Worldwide	153,951	157,333	423,120	428,355

Occupancy
Europe	77%	79%	67%	67%
North America	65%	67%	68%	69%
Rest of world	46%	49%	52%	54%
Worldwide	62%	64%	61%	62%

ADR (in U.S. dollars)
Europe	928	839	791	731
North America	383	359	432	418
Rest of world	376	479	378	390
Worldwide	618	603	535	512

RevPAR (in U.S. dollars)
Europe	716	664	529	490
North America	248	241	294	287
Rest of world	174	237	195	211
Worldwide	383	389	327	319

Same Store RevPAR (in U.S. dollars) (1)
Europe	716	664	529	490
North America	247	241	294	287
Rest of world	181	252	201	219
Worldwide	393	397	332	325

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	8%	6%	8%	7%
North America	2%	2%	2%	3%
Rest of world	(28)%	(31)%	(8)%	(16)%
Worldwide	(1)%	(3)%	2%	—%

(1) Same store RevPAR data for the three and nine months ended September 30, 2017 and September 30, 2016 excludes the operations of Belmond Cap Juluca, which was acquired in May 2017, and Belmond La Résidence d’Angkor, which closed for refurbishment in May 2016 and re-opened in November 2016.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	September 30,	December 31,
	2017	2016

Assets
Cash	205.4	153.4
Restricted cash	6.4	1.8
Accounts receivable	43.0	25.8
Due from unconsolidated companies	14.1	12.2
Prepaid expenses and other	13.3	12.3
Inventories	23.9	23.9
Assets held for sale	3.8	—

Total current assets	309.9	229.4

Property, plant & equipment, net of accumulated depreciation	1,167.5	1,074.7
Investments in unconsolidated companies	83.1	79.3
Goodwill	125.1	113.3
Other intangible assets	20.3	13.9
Other assets	12.5	13.5

Total assets (1)	1,718.4	1,524.1

Liabilities and Equity
Accounts payable	16.3	16.4
Accrued liabilities	98.8	69.0
Deferred revenue	38.6	31.3
Liabilities held for sale	0.9	—
Current portion of long-term debt and capital leases	6.8	5.3

Total current liabilities	161.4	122.0

Long-term debt and obligations under capital leases	698.3	585.8
Liability for pension benefit	0.4	1.4
Deferred income taxes	133.2	122.3
Other liabilities	1.0	5.4
Liability for uncertain tax positions	0.4	0.3

Total liabilities (2)	994.7	837.2

Shareholders’ equity	723.3	686.5
Non-controlling interests	0.4	0.4
Total equity	723.7	686.9

Total liabilities and equity	1,718.4	1,524.1

(1) Balance at September 30, 2017 includes $207.7 million (December 31, 2016 - $210.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at September 30, 2017 includes $122.3 million (December 31, 2016 - $121.6 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND
ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Adjusted EBITDA reconciliation:

Earnings / (losses) from continuing operations	7.7	22.9	(15.4)	29.7
Depreciation and amortization	17.0	13.1	46.0	39.6
Gain on extinguishment of debt	—	—	—	(1.2)
Interest income	(0.2)	(0.3)	(0.6)	(0.6)
Interest expense	9.0	7.8	24.5	23.0
Foreign currency, net	1.5	(1.3)	2.7	(9.1)
Provision for income taxes	20.7	20.4	17.6	25.1
Share of provision for income taxes of unconsolidated companies	2.1	1.7	4.1	3.9
	57.8	64.3	78.9	110.4

Restructuring and other special items (1)	4.3	0.9	7.3	1.1
Acquisition-related costs (2)	0.3	—	14.1	—
Gain on disposal of property, plant and equipment	(0.2)	(0.5)	(0.5)	(0.8)
Impairment of property, plant and equipment	—	1.0	8.2	1.0

Adjusted EBITDA	62.2	65.7	108.0	111.7

(1) Represents adjustments for insurance deductibles and losses while Belmond Cap Juluca and Belmond La Samanna are closed following the impact of Hurricanes Irma and Jose, restructuring, severance and redundancy costs, pre-opening costs and other items, net.

(2) Represents professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

$ millions	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings from unconsolidated companies (1)	3.9	4.6	7.8	7.7
Share of provision for income taxes of unconsolidated companies	2.1	1.7	4.1	3.9
Other adjusting items	—	0.4	—	0.5

Adjusted share of pre-tax earnings from unconsolidated companies	6.0	6.7	11.9	12.1

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES)
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Adjusted net earnings reconciliation:

Earnings / (losses) from continuing operations	7.7	22.9	(15.4)	29.7
Restructuring and other special items (1)	4.3	0.9	7.3	1.1
Acquisition-related costs (2)	0.3	—	14.1	—
Gain on disposal of property, plant and equipment	(0.2)	(0.5)	(0.5)	(0.8)
Impairment of property, plant and equipment	—	1.0	8.2	1.0
Gain on extinguishment of debt (3)	—	—	—	(1.2)
Accelerated depreciation	1.8	—	1.8	1.3
Interest adjustments	0.6	—	0.6	—
Foreign currency, net (4)	1.4	(1.4)	2.8	(9.2)
Tax-related adjustments	—	—	—	0.6
Income tax effect of adjusting items (5)	(0.4)	0.4	(0.4)	1.7

Adjusted net earnings from continuing operations	15.5	23.3	18.5	24.2

EPS from continuing operations	0.07	0.22	(0.15)	0.29
Adjusted EPS from continuing operations	0.15	0.23	0.18	0.24
Weighted average number of shares (millions)	102.33	101.75	102.11	101.53

(1) Represents adjustments for insurance deductibles and losses while Belmond Cap Juluca and Belmond La Samanna are closed following the impact of Hurricanes Irma and Jose, restructuring, severance and redundancy costs, pre-opening costs and other items, net.

(2) Represents professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

(3) Represents $4.0 million negotiated discount on repayment less $2.8 million tax indemnification provided to partners in respect of such discount.
(4) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(5) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	September 30, 2017	December 31, 2016

Cash
Cash and cash equivalents	205.4	153.4
Restricted cash (including $0.7 million and $0.8 million classified within long-term other assets on the balance sheet for 2017 and 2016, respectively)	7.1	2.6

Total cash	212.5	156.0

Total debt
Current portion of long-term debt and capital leases	6.8	5.3
Long-term debt and obligations under capital leases (1)	698.3	585.8

Total debt	705.1	591.1

Net debt	492.6	435.1

Adjusted EBITDA	124.5	128.2

Net debt / adjusted EBITDA	4.0	3.4

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

$ millions	For the twelve months ended September 30, 2017

Trailing twelve months adjusted EBITDA calculation:

Adjusted EBITDA for the twelve months ended December 31, 2016 (1)	128.2
Less: Adjusted EBITDA for the nine months ended September 30, 2016	(111.7)
Plus: Adjusted EBITDA for the nine months ended September 30, 2017	108.0

Adjusted EBITDA for the trailing twelve months	124.5

(1) As disclosed in the Company's 2016 earnings news release issued on February 27, 2017.

Conference Call
Belmond Ltd. will conduct a conference call on Tuesday, November 7, 2017 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 96347399. A re-play of the conference call will be available by telephone until 1:00 p.m. EST on Tuesday, November 14, 2017 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 96347399. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 47 hotel, rail and river cruise experiences, including one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for foreign exchange (a non-cash item), asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses and, as disclosed in Note 21 to the financial statements and in Management’s Discussion and Analysis of the Company’s periodic report beginning with the Form 10-Q for the period ended March 31, 2017. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration, tax and trade policies, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

* * * * * *